Filed pursuant to Rule 433

Registration No. 333-135401

December 22, 2006

Madison Gas and Electric Company

Pricing Term Sheet

Issuer:	Madison Gas and Electric Company
Title of Securities:	5.25% Medium-Term Notes due 2017
Legal Format:	SEC-registered (Registration No. 333-135401)
Size:	$30,000,000
Maturity:	January 15, 2017
Coupon:	5.25%
Issue Price:	99.727% of principal amount
Yield to Maturity:	5.285%
Spread to Benchmark Treasury:	+ 70 basis points (0.700%)
Benchmark Treasury:	4.625% due November 15, 2016
Benchmark Treasury Yield:	4.585%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2007
Redemption Provisions:
Make-whole call	At any time at a discount rate of Treasury rate plus 15 basis points
Settlement:	December 29, 2006 (T+4)
CUSIP:	557497AQ7
Ratings:	Aa3 (Moody’s); AA- (S&P)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JPMorgan collect at 212-834-4533.